Exhibit 1.1

                      DISTRIBUTION AGREEMENT


          THIS DISTRIBUTION AGREEMENT (the "Agreement") is made and entered into this 12th day of March, 2004, by and between Tintic Gold Mining Company, a Utah corporation ("Tintic-Utah"); Tintic Gold Mining Company, a Nevada corporation and wholly-owned subsidiary of Tintic-Utah ("Tintic-Nevada"); and George P. Christopulos, Hugh N. Coltharp and Jack R. Coombs, the individual principals who are the current directors and executive officers of Tintic-Utah and Tintic-Nevada (respectively, "Christopulos," "Coltharp" and "Coombs," and collectively, the "Principals");

                      W I T N E S S E T H:

                            RECITALS

          WHEREAS, Tintic-Utah is the parent of Tintic-Nevada, and Tintic-Nevada is a wholly-owned subsidiary of Tintic-Utah; and

          WHEREAS, Tintic-Utah anticipates closing an Agreement and Plan of Merger (the "Merger") with TTGM ACQUISITION CORPORATION, a Utah corporation ("Sub"), and KIWA BIOTECH PRODUCTS GROUP LTD., a company incorporated in the British Virgin Islands ("Kiwa")., pursuant to which Kiwa will become a wholly-owned subsidiary of Tintic-Utah; and

          WHEREAS, conditioned upon the closing of the Merger, the Board of Directors of Tintic-Utah resolved at a special meeting held on March 5, 2004, that it would be in the best interests of Tintic-Utah and its stockholders that (i) the pre-Merger business, property and assets of Tintic-Utah, subject to the assumption of all liabilities of Tintic-Utah, be conveyed to Tintic-Nevada (the "Conveyance"); (ii) that all of the outstanding securities of Tintic-Nevada (the "Tintic-Nevada Shares") should be distributed to the record common stockholders of Tintic-Utah existing at the closing of business on March 5, 2004 (the "Record Date"), subject to adjustment by the National Association of Securities Dealers, Inc. (the "NASD") setting an ex-dividend date, pro rata, on a one share for one share basis (the "Dividend"); and (iii) that all shares of common stock of Tintic-Utah issued after the closing of business on March 5, 2004, would be issued subject to waiver of the Dividend only; and

          WHEREAS, the respective Boards of Directors of Tintic-Utah and Tintic-Nevada have adopted resolutions pursuant to which Tintic-Utah shall deposit all of the Tintic-Nevada Shares with Cottonwood Stock Transfer, a transfer agent registered with the Securities and Exchange Commission ("Cottonwood"), to be held by Cottonwood for the benefit of and for distribution to the Tintic-Nevada stockholders as of the Record Date, subject to the filing and effectiveness by Tintic-Nevada of a registration statement on the appropriate form and related prospectus with the Securities and Exchange Commission (the "Registration Statement" and the "Prospectus") and such comparable applicable state agencies or an available exemption from the applicable federal and state registration requirements as may be necessary to lawfully effect the distribution by Dividend to the Tintic-Nevada stockholders of all of the Tintic-Nevada Shares on Tintic-Utah's behalf, subject to the terms and provisions hereof (the "Plan of Distribution");

          NOW, THEREFORE, in consideration of the closing of the proposed Merger and the mutual covenants and promises contained herein, it is agreed:

                              Section 1

                      Plan of Distribution

     1.1 Effective Date and Stockholders Entitled to Participate. The effective date (the "Effective Date") of the Conveyance and the Dividend shall be the same date as the closing of the Merger, at the Conveyance shall be effective immediately subsequent to the closing of the Merger. At the closing of business on March 5, 2004, there were 1,009,643 outstanding shares of common stock of Tintic-Utah. Only Tintic-Utah stockholders of record at that time on March 5, 2004, the Record Date for the Dividend (subject to the effects of any adjustments resulting from the NASD setting an ex-dividend date immediately following the closing of the Merger) shall be entitled to participate in the Dividend and distribution of the Tintic-Nevada Shares.

     1.2 Conveyance of Assets by Tintic-Utah. Tintic-Utah, by means of a Special Warranty Deed, hereby conveys all of the assets listed in Exhibit "A" that is attached hereto and incorporated herein by reference to Tintic-Nevada. These assets consist of Tintic-Utah's three patented mining claims located in the Tintic Mining District near the town of Mammoth in Juab County, Utah.

     1.3 Assumption of Liabilities and Indemnification by Tintic-Nevada and the Principals. Effective as of the Effective Date, Tintic-Nevada hereby assumes, and agrees to pay and indemnify and hold Tintic-Utah, Sub, and Kiwa harmless from and against, any and all pre-Effective Date liabilities of Tintic-Utah of every kind and nature whatsoever, whether by contract, lease, license or otherwise, without qualification, including the costs and expenses of the Conveyance, the Dividend, the Distribution and the Plan of Distribution (see Section 4.7 below); provided, however, the indemnification obligations pursuant hereto shall terminate on the expiration of two years from the Effective Date, with the exception of all liabilities of every kind and nature whatsoever respecting the Dividend, the Distribution and the Plan of Distribution, which will continue until they have been satisfied or have lapsed pursuant to the applicable statutes of limitation respecting matters of these kinds. Effective as of the Effective Date, the Principals shall also similarly assume, and shall indemnify and hold Tintic-Utah, Sub and Kiwa harmless from and against, any and all pre-Effective Date liabilities of Tintic-Utah of every kind and nature whatsoever (regardless of any representation to the contrary herein, specifically excluded, however, are any liabilities related to the mining properties or past mining operations of Tintic-Utah or its predecessors respecting its mining properties and related environmental issues or liabilities of every kind or nature whatsoever), whether by contract, lease, license or otherwise, without qualification, including the costs and expenses of the Conveyance, the Dividend, the Distribution and the Plan of Distribution (see Section 4.7 below); provided, however, the indemnification by the Principals pursuant hereto (which specifically excludes mining-related claims) shall also terminate on the expiration of two years from the Effective Date, also with the exception of all liabilities of every kind and nature whatsoever respecting the Dividend, the Distribution and the Plan of Distribution, which will continue until they have been satisfied or have lapsed pursuant to the applicable statutes of limitation respecting matters of these kinds.

     1.4 Conditions Subsequent to the Conveyance, the Dividend, the Distribution and the Plan of Distribution. The Conveyance, the Dividend, the Distribution and the Plan of Distribution shall be subject to the following conditions subsequent:

               (a) All of the Tintic-Nevada Shares that are owned by Tintic-Utah, amounting to 1,009,643 shares, shall be deposited with Tintic-Nevada's transfer and registrar agent, Cottonwood, and held by Cottonwood in escrow (the "Distribution Escrow") with a list of and for the benefit of the stockholders of Tintic-Utah at the Record Date, subject to Distribution, on satisfaction of the following conditions:

               (i) The prior filing and effectiveness of a Registration Statement and Prospectus with the Securities and Exchange Commission or an available exemption from the applicable federal and state registration requirements applicable to the Distribution of the Tintic-Nevada Shares by Tintic-Nevada in accordance with all applicable federal and state securities laws, rules and regulations at its sole cost and expense within a reasonable time but not later than twelve months from the Closing;

               (ii) Compliance with applicable "blue sky" laws, rules and regulations respecting the Dividend and the Distribution, by registration or exemption, in any state in which any stockholder of Tintic-Utah resided at the Record Date, as may be adjusted by any ex-dividend date set by the NASD, by Tintic-Nevada, in accordance with all applicable federal and state securities laws, rules and regulations at its sole cost and expense within a reasonable time but not later than twelve months from the Closing.

          (iii) In the event that Tintic-Nevada, using its best efforts, cannot accomplish or achieve the foregoing conditions subsequent within twelve months of closing, it shall so notify Tintic-Utah. However, in such event, this agreement shall NOT become void or voidable. That is to say, under no circumstances shall this Distribution Agreement or the Conveyance be rescinded or the assets so conveyed hereby to Tintic-Nevada be re-conveyed, or re-conveyable, to Tintic-Utah. If Tintic-Nevada is unable to register the Distribution transaction with the Securities and Exchange Commission on a Form SB-2, for example, Tintic-Nevada will be required to find another registration form that will enable it to do so or, it will be required to effectuate the proposed spin-off in some other manner or fashion. If the proposed spin-off or Distribution cannot be lawfully accomplished for reasons now unknown, Tintic-Nevada will be required to sell the mining claim assets and distribute the net proceeds to those shareholders that would have been entitled to receive the stock Dividend and consequent Distribution.

     1.5  Required Filings.  Tintic-Utah shall timely file (i) an amended
Form 10b-17 with the NASD advising it of the closing of the Merger so that an ex-dividend date can be set; and timely file (ii) a Form 8-K Current Report with the Securities and Exchange Commission regarding the Merger that will include an adequate description of this Distribution Agreement and the Plan of Distribution.

                           Section 2

                            Closing

     The closing contemplated by Section 1 (the "Closing") shall be deemed to occur immediately subsequent to the closing of the Merger. The Closing may be accomplished by wire, express mail or other courier service, conference telephone communications or as otherwise agreed by the respective parties or their duly authorized representatives.

                           Section 3

         Representations and Warranties of Tintic-Utah

     Tintic-Utah represents and warrants to, and covenants with, Tintic-Nevada as follows:

     3.1 Corporate Status. Tintic-Utah is a corporation duly organized, validly existing and in good standing under the laws of the State of Utah.

     3.2 Capitalization. The current pre-Dividend and pre-Distribution authorized capital stock of Tintic-Utah consists of 50,000,000 shares of $0.001 par value common voting stock, of which 1,009,643 shares shall have been issued and outstanding on the Record Date, all fully paid and non-assessable and issued in accordance with applicable state corporate law and federal and state securities laws, rules and regulations.

     3.3 Corporate Authority. Tintic-Utah has full corporate power and authority to enter into this Agreement and to carry out its obligations hereunder and will deliver to Tintic-Nevada or its representatives at the Closing a certified copy of resolutions of its Board of Directors authorizing execution of this Agreement by Tintic-Utah's officers and performance thereunder, subject to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights, and subject to the application of general equity principles. Tintic-Utah also has full corporate power and authority to convey its mining claim assets to Tintic-Nevada in exchange for the stock it will be issued and which shall be held in escrow by Cottonwood Stock Transfer and will deliver an appropriate Special Warranty Deed to Tintic-Nevada at Closing in recordable form. The corporate resolution at Closing authorizing execution of this Agreement by Tintic-Utah's Board of Directors shall also authorize the signing of an appropriate Special Warranty Deed so conveying its mining claim assets to Tintic-Nevada.

     3.4 Due Authorization. Execution of this Agreement and performance by Tintic-Utah hereunder have been duly authorized by all requisite corporate action on the part of Tintic-Utah, and this Agreement constitutes a valid and binding obligation of Tintic-Utah and performance hereunder will not violate any provision of the Articles of Incorporation, Bylaws, agreements, mortgages or other commitments of Tintic-Utah.

                           Section 4

   Representations, Warranties and Covenants of Tintic-Nevada

     Tintic-Nevada represents and warrants to, and covenant with, Tintic-Utah as follows:

     4.1 Corporate Status. Tintic-Nevada is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.

     4.2  Capitalization.   The current authorized capital stock of Tintic-
Nevada consists of 50,000,000 shares of $0.001 par value common voting stock, of which 1,009,643 shares are and will be issued and outstanding on Closing, all owned by Tintic-Utah. There are no outstanding options, warrants or calls pursuant to which any person has the right to purchase any authorized and unissued common stock or other securities of Tintic-Nevada.

     4.3 Corporate Authority. Tintic-Nevada has full corporate power and authority to enter into this Agreement and to carry out its obligations hereunder and will deliver to Tintic-Utah or its representative at the Closing a certified copy of resolutions of its Board of Directors authorizing execution of this Agreement by its officers and performance thereunder, subject to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights, and subject to the application of general equity principles.

     4.6 Due Authorization. Execution of this Agreement and performance by Tintic-Nevada hereunder have been duly authorized by all requisite corporate action on the part of Tintic-Nevada, and this Agreement constitutes a valid and binding obligation of Tintic-Nevada and performance hereunder will not violate any provision of the Articles of Incorporation, Bylaws, agreements, mortgages or other commitments of Tintic-Nevada.

     4.7 Tintic-Nevada's Responsibility for Costs. Tintic-Nevada shall be responsible for all costs incident to preparing and filing an appropriate registration statement with the Commission in order to lawfully distribute the stock Dividend to Tintic-Utah shareholders as of the Record Date. These costs and expenses include but are not limited to the cost of filing the Form 10b-17, the registration statement and any amendments thereto, all accounting, legal and other professional fees, all stock transfer agent fees, all other filings or actions required of Tintic-Nevada in connection with the spin-off and Distribution and Tintic-Utah shall have no liability for these costs, fees and expenses.

                           Section 5

     Conditions Precedent to Obligations of Tintic-Nevada

     All obligations of Tintic-Nevada under this Agreement are subject, at its option, to the fulfillment, before or at the Closing, of each of the following conditions:

     5.1 Representations and Warranties True at Closing. The representations and warranties of Tintic-Utah contained in this Agreement shall be deemed to have been made again at and as of the Closing and shall then be true in all material respects.

     5.2 Due Performance. Tintic-Utah shall have performed and complied with all of the terms and conditions required by this Agreement to be performed or complied with by it before the Closing.

     5.3 Satisfaction of Certain Conditions by Tintic-Utah Precedent to the Closing. All of the conditions respecting Tintic-Utah that are outlined in
Section 1 hereof shall have been satisfied by Tintic-Utah prior to the Closing.

     5.4 Closing of the Kiwa Merger. The Merger between Tintic-Utah and Kiwa shall have been completed and closed.

                           Section 6

       Conditions Precedent to Obligations of Tintic-Utah

     All obligations of Tintic-Utah under this Agreement are subject, at Tintic-Utah's option, to the fulfillment, before or at the Closing and/or the Distribution, of each of the following conditions:

     6.1 Representations and Warranties True at Closing. The representations and warranties of Tintic-Nevada contained in this Agreement shall be deemed to have been made again at and as of the Closing and shall then be true in all material respects and shall survive the Closing as provided herein.

     6.2 Due Performance. Tintic-Nevada shall have performed and complied with all of the terms and conditions required by this Agreement to be performed or complied with by it before the Closing and/or the Distribution.

     6.3 Satisfaction of Certain Conditions by Tintic-Nevada Precedent to the Closing. All of the conditions respecting Tintic-Nevada that are outlined in Section 1 hereof shall have been satisfied by Tintic-Nevada prior to the Closing and/or the Distribution.

     6.4 Closing of the Kiwa Merger. The Merger between Tintic-Utah and Kiwa shall have been completed and closed.

                            Section 7

                          Termination

     Prior to Closing, this Agreement may be terminated (1) by mutual consent of Tintic-Utah and Tintic-Nevada in writing; (2) by either the directors of Tintic-Utah or Tintic-Nevada, if there has been a material misrepresentation or material breach of any warranty or covenant by the other party; or (3) by either the directors of Tintic-Utah or Tintic-Nevada, if the Merger shall not have timely taken place, unless adjourned to a later date by mutual consent in writing, by the date fixed in the Merger.

                           Section 8

                       General Provisions

     8.1 Further Assurances. At any time, and from time to time, after the Closing and/or the Distribution, each party will execute such additional instruments and take such action as may be reasonably requested by the other party to confirm or perfect title to any property or assets transferred hereunder or otherwise to carry out the intent and purposes of this Agreement.

     8.2 Waiver. Any failure on the part of any party hereto to comply with any of its or their obligations, agreements or conditions hereunder may be waived in writing by the party to whom such compliance is owed.


     8.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered in person or sent by prepaid first-class registered or certified mail, return receipt requested, as follows:

          If to Tintic-Utah:  George P. Christopulos, President
                              3131 Teton Drive
                              Salt Lake City, UT 84109

          With a copies to:   Leonard W. Burningham, Esq.
                              455 East 500 South, Suite 205
                              Salt Lake City, UT 84111

                              Ryan Azlein, Esq.
                              STUBBS ALDERTON & MARKILES, LLP
                              15821 Ventura Boulevard, Suite 525
                              Encino, CA  91436

          If to Tintic-Nevada:George P. Christopulos, President
                              3131 Teton Drive
                              Salt Lake City, UT 84109

      8.4 Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes and cancels any other agreement, representation or communication, whether oral or written, between the parties hereto relating to the transactions contemplated herein or the subject matter hereof.

     8.5 Headings. The section and subsection headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

      8.6 Governing Law and Venue of Actions. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Utah, except to the extent pre-empted by federal law, in which event (and to that extent only), federal law shall govern. Any actions to enforce any term or provision hereof may be brought in any federal and state court sitting in Utah, and all parties agree to submit to the jurisdiction of these courts.

      8.7 Assignment. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their successors and assigns.

      8.8 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      8.9 Default. In the event of any default hereunder, the prevailing party in any action to enforce the terms and provisions hereof shall be entitled to recover reasonable attorney's fees and related costs.

     8.10 Survival of Representations and Warranties. Other than those of Tintic-Utah, the representations, warranties, covenants and agreements contained herein shall survive the Closing and be fully binding on the parties until the expiration of the applicable statute of limitations period.

            IN WITNESS WHEREOF, the parties have executed this Distribution Agreement effective the day and year first above written.

                              TINTIC GOLD MINING COMPANY,
                              a Utah corporation

                                              S/
Date: March 12, 2004          By__________________________________
                                   George P. Christopulos, President



                              TINTIC GOLD MINING COMPANY,
                              a Nevada corporation

                                              S/
Date:  March 12, 2004         By__________________________________
                                   George P. Christopulos, President

                              PRINCIPALS:

                                              S/
Date: March 12, 2004          _____________________________________
                              George P. Christopulos

                                              S/
Date: March 12, 2004          _____________________________________
                              Hugh N. Coltharp

                                             S/
Date:  March 12, 2004.        _____________________________________
                              Jack R. Coombs

       Exhibit "A" to March 12, 2004 Distribution Agreement



Three (3) patented mining claims knows as the EMERALD, the RUBY, and the DIAMOND LODE MINING CLAIMS located in the Central portion of the Tintic Mining District, Juab County, Utah, embracing a portion of Sections 19 and 30, Township 10 South, Range 2 West and Sections 24 and 25, Township 10 South, Range 3 West, Salt Lake Base and Meridian, bearing Mineral Survey Number 188, and designated as Lot No. 224, more particularly described in the patent recorded in Book 60, Page 406, of the records of Juab County, Utah.